SEVERANCE AGREEMENT

This Severance Agreement ("Agreement") is entered into this 10th day of June 2002 between RCM Technologies, Inc. ("Company") and Leon Kopyt ("Employee").

WHEREAS, Employee is presently employed by the Company as Chief Executive Officer, President and Chairman of the Board of Directors;

WHEREAS, Employee possesses skills and experience that the Company believes are of substantial value and importance to the success of Company's business operations, and has provided a substantial period of meritorious service and has contributed significantly to the Company's success;

WHEREAS, in consideration of Employee's continued employment with the Company and agreeing to keep Company information confidential and not to compete with the Company in the event Employee's employment is terminated, the Company agrees that Employee shall receive the compensation and benefits set forth in this Agreement as a cushion against the financial and career impact on Employee in the event Employee's employment with the Company is terminated for a reason set forth in this Agreement;

WHEREAS, Employee and the Company are parties to the Amended and Restated Employment Agreement dated November 30, 1996 (the "Employment Agreement") and the Second Amended and Restated Termination Benefits Agreement dated
March 18, 1997 (the
"Change In Control" or "CIC Agreement") and Employee and the Company have agreed that this Agreement shall not supersede, but rather supplement, those agreements.

NOW, THEREFORE, the parties hereto, agreeing to be legally bound, hereby agree as follows:

1.Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section:

a. "Cause"
shall mean (i) any action or series of actions undertaken by Employee that results in the commission by Employee of a felony for which he is convicted by a court of competent jurisdiction; or (ii) any action or series of actions undertaken by Employee that results in material breach of the nondisclosure or non-competition provision in Section 7 of this Agreement and such breach results in material economic harm to the Company.

b. "Good Reason" shall have the
meaning set forth in Section 2 of the CIC Agreement except that, for purposes of this Agreement, this term shall also mean that Employee may terminate his employment for any reason during the one-month period commencing twelve months following the occurrence of a "Change in Control" (as defined in Section 3 of the CIC Agreement) and be treated as if such termination were for Good Reason.

c. "Stock Option Agreements" shall mean the Stock Option Agreements between the Employee and the Company dated November 21, 1996, November 1, 1997, October 8, 1998, October 6, 1999 and October 26, 2000, as amended, or any additional stock option agreements entered into by the parties after the date of execution of this Agreement.

2. Severance Payments. If Employee terminates his employment for
Good Reason, or upon Employee's retirement with at least twelve (12) years of service with the Company, or if Employee is terminated by the Company due to death, disability or illness, or if Employee is terminated by the Company other than for Cause as defined hereinabove, then Employee or his heirs shall receive, subject to Section 3 below, the following payments and/or benefits:
a. Within
thirty (30) days of termination, a lump sum cash payment of all amounts then due and payable to Employee at the time of termination, including accrued salary, bonus, and reimbursement for reasonable out-of-pocket business expenses properly incurred but not yet reimbursed by the Company;

b. Within thirty (30) days of
termination, a lump sum cash payment which is equal to one-sixth (1/6) of the aggregate of Employee's then-current gross annual salary (for federal income tax purposes) and ascertainable bonus (i.e., the bonus that was received by Employee during the Company's most recently completed fiscal year) multiplied by the number of years or partial years that Employee has been employed by the Company.

c. The Company shall continue to pay and make available to Employee all employee benefits (including, without limitation, life and medical insurance benefits, disability insurance, and leased automobile), substantially identical to those which Employee was receiving at time of termination for a period of three (3) years following date of termination;

d. All stock options held by Employee, to the extent not vested pursuant to the terms of any plan or agreement governing such options, shall become fully vested and exercisable by Employee notwithstanding any provision of the Stock Option Agreements to the contrary, and shall remain exercisable for the remainder of their original term.

3.Coordination With Payments Received Under Other Agreements; Minimum Payment Guarantee. The payments due under Section 2 (b) above shall be prospectively reduced by any payments which Employee is to receive under the terms of the Employment Agreement or the CIC Agreement (the "Other Payments"); provided, however, that Employee's payments due under Section 2(b) above after any such reduction shall not under any circumstances be less than the equivalent of Employee's gross annual salary and ascertainable bonus (as determined in the manner prescribed in Section 2(b) above) for a period of one and one-half (11/2) years. In the event any Other Payments are not actually received by Employee, the reduction provided for above shall be retroactively and coextensively rescinded. The minimum payment guarantee provided for in this Section is not intended to and shall not alter or affect in any way the rights or obligations of the parties under the Employment Agreement or the CIC Agreement.

4.
Non-Renewal of Employment Agreement. Employee shall be entitled to receive the payments and benefits under this Agreement in the event of, and notwithstanding, the termination by non-renewal of the Employment Agreement; provided, however, that Employee's rights to payment hereunder shall be subject to the provisions of Section 3 hereof.

5. Release. Notwithstanding Section 2 above, no payments shall be made under this Agreement unless Employee executes, and does not revoke a General Release (in the form and substance as attached hereto as Exhibit A).

6. No Duty to Mitigate. Employee shall be entitled to all payments under Section 2 without obligation on Employee's part to seek or accept other employment or in any manner to mitigate any damages or losses which Employee may sustain as a result of his termination, irrespective of whether Employee shall accept other employment or be gainfully employed in any manner following termination of his employment with Company.

7. Nondisclosure/Non-Compete. The "Non-Disclosure/Non
Competition" restrictions contained within Section 8 of the Employment Agreement are incorporated by reference as if set forth herein at length.

8. Dispute
Resolution. Except for matters arising under Section 7 above, the exclusive forum for the resolution of any controversy, claim or dispute arising out of or relating to this Agreement shall be in an arbitration proceeding conducted in the City of Philadelphia, Commonwealth of Pennsylvania, before a panel of three
(3) arbitrators in conformity with the Commercial Rules of the American Arbitration Association ("AAA"), but not formally administered by the AAA (unless otherwise agreed by the parties). The arbitrators shall be appointed as follows: one by the Company; one by Employee; and the third by the two appointed arbitrators, or if they cannot agree, then by the AAA. The determination and award of a majority of the arbitrators shall be conclusively binding upon the parties, and shall be final and nonreviewable on the merits in any court. Such award shall be enforceable as a judgment in any court of competent jurisdiction. All expenses of the arbitration, including any attorneys' fees incurr ed by Employee shall promptly be advanced on Employee's behalf or paid by the Company when due and payable in the same manner and on the same terms as prescribed in Paragraph 8 of the CIC Agreement. In the event Employee is not the prevailing party in the arbitration, Employee shall reimburse the Company for that portion of the expenses of the arbitration (other than attorney's fees) advanced by the Company on his behalf in connection therewith; however, under no circumstances shall Employee be responsible for the attorney's fees or any other expenses incurred in connection with the arbitration. Employee agrees that any violation of the provisions of Section 7 above will cause irreparable damage to the Company, the exact amount of which will be impossible to ascertain. For that reason, Employee agrees that the Company shall be entitled to injunctive relief restraining any violation of Section 7 above by Employee and any person, firm or corporation associated with him, such right to be cumulative and in addition to all other remedies available to Employer by reason of such violation.

9. Successor Company. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to receive on the effective date of such succession a severance payment equivalent in aggregate amount and on the same terms as the payments Employee would be entitled to have received hereunder had there been no succession.

10.Notice of Termination. Any termination of Employees' employment must, for purposes of triggering the performance obligations under this Agreement, be communicated by a notice of termination to the other party in accordance with
Section 11 below. The notice of termination must be in writing and must indicate the date on which the termination will be effective.

11. Notices. Any notices
required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, and regular mail addressed as follows: IF TO EMPLOYEE: IF TO EMPLOYER: Leon Kopyt RCM Technologies, Inc. 447 Waring Street 2500 McClellan Avenue Philadelphia, PA 19116 Pennsauken, NJ 08109-4613 Attn: Chief Financial Officer

12. Nonwaiver of
Rights. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

13. Invalidity of Provisions. The
invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

14. Governing Law. This Agreement shall be interpreted in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania. 15. Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the parties. In witness whereof, the parties hereto have entered into this Severance Agreement to be effective as of the day and year first above written.


RCM TECHNOLOGIES, INC.

Attest:                         Chair, Compensation Committee


Witness:
                                 Leon Kopyt


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